UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 16, 2010

Regal Entertainment Group

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (18 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (18 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As previously disclosed, Regal Entertainment Group (the “Company”) entered into an Underwriting Agreement dated as of August 10, 2010 with Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., as the representatives of the underwriters named on Schedule A thereto, with respect to the Company’s issuance and sale of $275.0 million in aggregate principal amount of the Company’s 9.125% senior notes due 2018 (the “Notes”). On August 16, 2010, the Company issued the Notes under an indenture (the “Indenture”) dated as of August 16, 2010 with Wells Fargo Bank, National Association, as trustee.

The Notes bear interest at a rate of 9.125% per year, payable semiannually in arrears in cash on February 15 and August 15 of each year. The Notes mature on August 15, 2018. The Notes are the Company’s senior unsecured obligations. They rank on parity with all of the Company’s existing and future senior unsecured indebtedness and prior to all of the Company’s subordinated indebtedness. The Notes are effectively subordinated to all of the Company’s future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of the Company’s subsidiaries. None of the Company’s subsidiaries initially guarantee any of the Company’s obligations with respect to the Notes.

Prior to August 15, 2014, the Company may redeem all or any part of the Notes at its option at 100% of the principal amount plus a make-whole premium. The Company may redeem the Notes in whole or in part at any time on or after August 15, 2014 at the redemption prices specified in the Indenture. In addition, prior to August 15, 2013, the Company may redeem up to 35% of the original aggregate principal amount of Notes from the net proceeds of certain equity offerings at the redemption price specified in the Indenture.

If the Company undergoes a change of control (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains covenants that limit the Company’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on its ability to pay dividends or make distributions on its capital stock, make loans or advances to its subsidiaries (or the Company), or transfer any properties or assets to its subsidiaries (or the Company); and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The Indenture contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Indenture in Item 1.01 are incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Exhibit Description
4.1	Indenture, dated August 16, 2010, by and between the Company and Wells Fargo Bank, National Association, as Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: August 17, 2010	By:	/s/ Peter B Brandow
	Name:	Peter B. Brandow
	Title:	Exec. VP, General Counsel & Secretary

Exhibit Index

Exhibit No.	Exhibit Description
4.1	Indenture, dated August 16, 2010, by and between the Company and Wells Fargo Bank, National Association, as Trustee